Exhibit 3.1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

SRIVARU Holding Limited

1	The name of the Company is SRIVARU Holding Limited

2	The registered office of the Company shall be at the offices of Amicorp Cayman Fiducimy Limited, 2nd Floor, Regatta Office Park, West Bay Road P.O. Box 10655, Grand Cayman KYI-1006, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are umestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US $200,000 divided into 20,000,000 shares of a par value of US $0.01 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 16th day of June 2021

Signature and Address of Subscriber	Number of Shares Taken

Amicorp Cayman Fiduciary Limited	1 Ordinary Share
2”’[1]Floor, Regatta Office Park
West Bay Road, P.O. Box 10655
Grand Cayman KYl-1006, Cayman Islands

Acting by:

/s/ Priscilla A Jackson
Witness to the above signature
Priscilla A Jackson
2nd Floor, Regatta Office Park
West Bay Road, P.O. Box 10655
Grand Cayman KYl-1006, Cayman Islands